LETTER TO BROKER-DEALERS				      Exhibit (a)(1)(D)


			     TRANS-LUX CORPORATION

			       OFFER TO EXCHANGE
				     UP TO
			$15,000,000 PRINCIPAL AMOUNT OF
	   8 1/4% LIMITED CONVERTIBLE SENIOR SUBORDINATED NOTES DUE 2012
				   FOR UP TO
		      $15,000,000 PRINCIPAL AMOUNT OF ITS
		  7 1/2% CONVERTIBLE SUBORDINATED NOTES DUE 2006

To: Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

    Trans-Lux Corporation ("Trans-Lux") is offering, subject to the terms and conditions set forth in the Offering Circular dated February 23, 2004 (the "Offering Circular"), and the related Letter of Transmittal (the "Letter of Transmittal"), relating to the offer to exchange (the "Exchange Offer") $1,000 principal amount of new 8 1/4% Limited Convertible Senior Subordinated Notes due 2012 ("New Notes") for each $1,000 principal amount of its currently outstanding 7 1/2% Convertible Subordinated Notes due 2006 (CUSIP No. 893247 AD 8) ("Old Notes"). Subject to the terms and conditions of the Exchange Offer, Trans-Lux will issue up to $15,000,000 principal amount of its New Notes in exchange for up to $15,000,000 principal amount of its outstanding Old Notes, representing approximately 49.7% of the $30,177,000 outstanding principal amount of the Old Notes, to the extent such Old Notes are properly tendered and not withdrawn
prior to the expiration of the Exchange Offer.	If more than $15,000,000 of Old
Notes are tendered, Trans-Lux will accept tenders from each tendering Holder of
Old Notes on a pro rata basis.	Trans-Lux is expecting to announce any final
proration factor within seven business days after the expiration date.	For a
more detailed description of the New Notes Trans-Lux is proposing to issue in the Exchange Offer, please see the section of the Offering Circular entitled "Description of New Notes." Trans-Lux reserves the right to extend or terminate the Exchange Offer if the conditions set forth in the section of the Offering Circular entitled "The Exchange Offer-Conditions of the Exchange Offer" are not satisfied and to otherwise amend the Exchange Offer in any respect. The Exchange Offer is open to all Holders of Old Notes and is subject to customary conditions. Subject to applicable securities laws and the terms set forth in the Offering Circular, Trans-Lux reserves the right to waive any and all conditions of the Exchange Offer.

    We are requesting that you contact your clients for whom you hold Old Notes regarding the Exchange Offer. For your information and for forwarding to your clients for whom you hold Old Notes registered in your name or in the name of your nominee, or who hold Old Notes registered in their own names, we are enclosing the following documents:

	 1.  The Offering Circular;

	 2. The Letter of Transmittal for your use and for the information of your clients;

	 3. A Notice of Guaranteed Delivery to be used to accept the Exchange Offer if (a) certificates for the Old Notes are not immediately available, or
(b) time will not permit the certificates for the Old Notes or other required documents to reach the Exchange Agent before the expiration of the Exchange Offer;

	 4. A form of letter which may be sent to your clients for whose account you hold Old Notes registered in your name or the name of your nominee, with space provided for obtaining the clients' instructions with respect to the Exchange Offer;

	 5. A letter to Noteholders to be sent to your clients for whose account you hold Old Notes registered in your name or the name of your nominee;

	 6. Return envelopes addressed to Wells Fargo Bank, N.A., the Exchange Agent for the Exchange Offer.

    YOUR PROMPT ACTION IS REQUESTED. THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON MARCH 31, 2004. TRANS-LUX, IN ITS SOLE AND ABSOLUTE DISCRETION, MAY EXTEND THE EXCHANGE OFFER (AS IT MAY BE EXTENDED, THE "EXPIRATION DATE"). OLD NOTES TENDERED PURSUANT TO THE EXCHANGE OFFER MAY BE WITHDRAWN AT ANY TIME BEFORE THE EXPIRATION DATE.

    Unless a Holder of shares of Old Notes complies with the procedures described in the Offering Circular under the title "The Exchange
Offer-Guaranteed Delivery Procedures," the Holder must do one of the following on or prior to the Expiration Date to participate in the Exchange Offer:

    - tender the Old Notes by sending the certificates for the Old Notes, in proper form for transfer, a properly completed and duly executed Letter of Transmittal, with any required signature guarantees, and all other documents required by the Letter of Transmittal, to Wells Fargo Bank, N.A., as Exchange Agent, at one of the addresses set forth in the Offering Circular under the section entitled "The Exchange Offer-Exchange Agent," or

    - if the Holder of Old Notes holds such Old Notes in "street name", he or she should tender such amounts following the instructions provided by you.

    If a registered Holder of Old Notes wishes to tender the Old Notes in the Exchange Offer, but (a) the certificates for the Old Notes are not immediately available, or (b) time will not permit the certificates for the Old Notes or other required documents to reach the Exchange Agent before the Expiration Date, a tender of Old Notes may be effected by following the Guaranteed Delivery Procedures described in the section of the Offering Circular entitled "The Exchange Offer-Guaranteed Delivery Procedures."

    Trans-Lux will not make any payments to brokers, dealers, or other persons for soliciting acceptances of the Exchange Offer. Trans-Lux will, however, upon request, reimburse brokers, dealers, commercial banks, trust companies and other nominees for reasonable and necessary costs and expenses incurred by them in forwarding the Offering Circular and the related documents to the beneficial owners of Old Notes held by them as nominee or in a fiduciary capacity. Trans-Lux will pay or cause to be paid all transfer taxes applicable to the exchange of Old Notes in the Exchange Offer, except as set forth in the Letter of Transmittal.

    Any inquiries you may have with respect to the Exchange Offer, or requests for additional copies of the enclosed materials, should be directed to Wells Fargo Bank, N.A., the Exchange Agent for the Exchange Offer, at one of the addresses and telephone numbers set forth on the front of the Letter of Transmittal or at the addresses and telephone numbers set forth in the Offering Circular.

						Very truly yours,



						TRANS-LUX CORPORATION

    NOTHING HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AS AN AGENT OF TRANS-LUX OR THE EXCHANGE AGENT, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENTS ON BEHALF OF EITHER OF THEM WITH RESPECT TO THE EXCHANGE OFFER, EXCEPT FOR STATEMENTS EXPRESSLY MADE IN THE OFFERING CIRCULAR OR THE LETTER OF TRANSMITTAL.


Enclosures